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 FORM 4
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                                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                         Washington, D.C.  20549

[ ] Check this box if no longer                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    subject to Section 16. Form 4 or        Filed pursuant to Section 16(a) of the Securities
    Form 5 obligations may continue.            Exchange Act of 1934, Section 17(a) of the
    See Instruction 1(b).                     Public Utility  Holding Company Act of 1935 or
                                            Section 30(f) of the Investment Company Act of 1940

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|1. Name and Address of Reporting Person* | 2. Issuer Name and Ticker or Trading Symbol  | 6. Relationship of Reporting Person(s)  |
|                                         |                                              |    to Issuer (Check allapplicable)      |
|    DEAVENPORT, JR.  EARNEST       W.    |    ACUITY BRANDS, INC. (AYI)                 |                                         |
|                                         |                                              |    [X] Director       [ ] 10% Owner     |
------------------------------------------------------------------------------------------                                         |
|   (Last)      (First)       (Middle)    | 3. I.R.S. Identi-       | 4. Statement for   |    [ ] Officer (give  [ ] Other(specify |
|                                         |    fication Number      |    Month/Day/Year  |                           title below)  |
|    C/O ACUITY BRANDS, INC.              |    of  Reporting        |                    |                                         |
|    1170 PEACHTREE STREET, NE            |    Person, if an entity |    12/19/2002      |                                         |
|    SUITE 2400                           |    (voluntary)          |                    |                                         |
------------------------------------------|                         |---------------------------------------------------------------
|              (Street)                   |                         | 5. If Amendment,   | 7.  Individual or Joint/Group Filing    |
|                                         |                         |    Date of Original|    (Check Applicable Line)              |
|   ATLANTA      GEORGIA         30309    |                         |    (Month/Year)    |    [X]Form filed by One Reporting Person|
|                                         |                         |                    |    [ ]Form filed by More than One       |
|                                         |                         |                    |       Reporting Person                  |
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|  (City)        (State)         (Zip)                                                                                             |
|                                          Table I-- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned        |
|                                                                                                                                  |
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|1.  Title of Security   |  2.  Trans-  |  3. Trans-   |4. Securities Acquired (A)  | 5. Amount of     | 6. Ownership | 7. Nature  |
|    (Instr. 3)          |      action  |     action   |   or Disposed of (D)       |    Securities    |    Form:     |    of      |
|                        |      Date    |     Code     |   (Instr. 3, 4 and 5)      |    Beneficially  |    Direct    |    Indirect|
|                        |      (Month/ |     (Instr.8)|                            |    Owned at      |    (D) or    |    Bene-   |
|                        |      Day/    |--------------------------------------------    End of Month  |    Indirect  |    ficial  |
|                        |      Year)   |   Code |   V |   Amount |  (A) or | Price |    (Instr. 3 and |    (I)       |    Owner-  |
|                        |              |        |     |          |  (D)    |       |     4)           |              |    ship    |
|                        |              |        |     |          |         |       |                  |              |   (Instr.4)|
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| COMMON STOCK           |              |        |     |          |         |       |    1,119         |    D         |            |
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|                        |              |        |     |          |         |       |                  |              |            |
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|                        |              |        |     |          |         |       |                  |              |            |
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|                        |              |        |     |          |         |       |                  |              |            |
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|                        |              |        |     |          |         |       |                  |              |            |
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Reminder:  Report on a separate line for each class of securities beneficially directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

 FORM 4 (continued)                Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                           (e.g., puts, calls, warrants, options, convertible securities)

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|1. Title of Derivative       |  2. Conver-   |  3. Trans-   |   4. Trans-     | 5. Number of Deriv-      6.  Date Exerc-          |
|   Security (Instr. 3)       |     sion or   |     action   |      action     |    ative Securities          isable and           |
|                             |     Exercise  |     Date     |      Code       |    Acquired (A) or           Expiration           |
|                             |     Price of  |     (Month/  |      (Instr. 8) |    Disposed of (D)           Date                 |
|                             |     Deriv-    |     Day/     |                 |    (Instr. 3, 4 and 5)       (Month/Day/          |
|                             |     ative     |     Year)    |                 |                              Year)                |
|                             |     Security  |              |----------------------------------------------------------------------
|                             |               |              |   Code    |  V  |     (A)     |    (D)   |  Date        | Expira-   |
|                             |               |              |           |     |             |          |  Exercisable | tion Date |
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| STOCK UNIT (FN 1)           |   1 for 1     |              |           |     |             |          |              |           |
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| DIRECTOR STOCK OPTION (FN 2)|   $14.95      |  12/19/02*   |     A     |     |    1,500    |          |  12/19/03    | 12/18/12  |
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|                             |               |              |           |     |             |          |              |           |
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|7. Title and              |  8. Price of      |   9. Number of     |  10.  Ownership      |  11.  Nature of    |
|   Amount of              |     Derivative    |      Derivative    |       Form of        |       Indirect     |
|   Underlying             |     Security      |      Securities    |       Derivative     |       Beneficial   |
|   Securities             |     (Instr. 5)    |      Beneficially  |       Security:      |       Ownership    |
|   (Instr. 3 and 4)       |                   |      Owned at End  |       Direct (D)     |       (Instr. 4)   |
----------------------------                   |      of Month      |       or Indirect (I)|                    |
|  Title      |  Amount or |                   |      (Instr. 4)    |       (Instr. 4)     |                    |
|             |  Number of |                   |                    |                      |                    |
|             |  Shares    |                   |                    |                      |                    |
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|Common Stock |            |                   |      2,371 (FN 1)  |       D              |                    |
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|Common Stock |  1,500     |                   |      1,500         |        D             |                    |
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|             |            |                   |                    |                      |                    |
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Explanation of Responses:

*  Deemed Transaction Date is the same as Transaction Date.

FN 1. Stock Units are accrued under the Issuer's Nonemployee Directors' Deferred Stock Unit Plan and
      are payable in cash upon retirement.  Accruals include an annual grant, required and elective deferral of director fees and reinvestment of dividend equivalents.  Represents the total number of stock units held as of the Reporting Date.

FN 2. Annual non-qualified option grant issued pursuant to the terms set forth in the Acuity Brands, Inc. Non-Employee
      Director Stock Option Plan.

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                                                                            /s/ Earnest W. Deavenport, Jr.          12/22/2002
                                                                           --------------------------------         -----------
                                                                           ** Signature of Reporting Person             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.